     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2001
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------

                          CAPSTONE TURBINE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                      95-4180883
             (STATE OR OTHER JURISDICTION OF       (I.R.S. EMPLOYER
              INCORPORATION OR ORGANIZATION)      IDENTIFICATION NO.)

                              21211 NORDHOFF STREET
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 734-5300
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              --------------------

           DEFERRED COMPENSATION PLAN OF CAPSTONE TURBINE CORPORATION
                            (FULL TITLE OF THE PLAN)
                              --------------------

                                 DR. AKE ALMGREN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CAPSTONE TURBINE CORPORATION
                              21211 NORDHOFF STREET
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 734-5300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)
                              --------------------
                                    COPY TO:
                                BRIAN CARTWRIGHT
                                LATHAM & WATKINS
                         633 WEST 5TH STREET, SUITE 4000
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234

                         CALCULATION OF REGISTRATION FEE

==========================================================================================
                                                PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF       AMOUNT TO BE        AGGREGATE       AMOUNT OF REGISTRATION
SECURITIES TO BE REGISTERED      REGISTERED     OFFERING PRICE(2)            FEE
---------------------------     ------------    -----------------   ----------------------
Deferred Compensation
Obligations (1)..........        $2,713,500        $2,713,500              $678.38
==========================================================================================

(1) The deferred compensation obligations to which this Registration Statement relates (the "Deferred Compensation Obligations") arise under the Deferred Compensation Plan of Capstone Turbine Corporation (the "Plan") and are unsecured obligations of Capstone Turbine Corporation ("Capstone") to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in the Plan in accordance with the terms of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

        (a) Capstone's Annual Report on Form 10-K for the fiscal year ended December 31, 2000; and

        (b) Capstone's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

        All documents filed by Capstone pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

        The following description of the deferred compensation obligations of Capstone under the Deferred Compensation Plan of Capstone Turbine Corporation (the "Plan") is qualified by reference to the Plan. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan.

        The deferred compensation obligations incurred by Capstone under the Plan are unsecured general obligations of Capstone, and will rank equally with other unsecured and unsubordinated indebtedness of Capstone, from time to time outstanding, payable from the general assets of Capstone.

        Under the Plan, Capstone selects each Eligible Participant among the Executives by resolution of the Board of Directors and provides the Eligible Participant with the opportunity in each Plan Year to elect to defer up to 90% of his base Compensation and up to 90% of his bonus, if any. The portion of the Participant's Compensation and bonus that is deferred depends on the Participant's election in effect at the beginning of each Plan Year as set forth in a Deferral Agreement entered into with Capstone before the first day of each Plan Year. In addition, Capstone may make a matching contribution for a Plan Year and contribute an additional amount at any time or times during a Plan Year. Capstone maintains a separate bookkeeping Deferral Account and Employer Contribution Account for each Participant.

       The amounts in each Participant's Deferral Account and Employer Contribution Account represent an obligation of Capstone to pay to the Participant at some time in the future. The amount that Capstone is required to pay under the terms of the Plan is equal to (a) the deferrals made by the Participants, (b) the contributions made by Capstone, (c) the interest earnings on the Participants' Accounts at prime interest rate set by Wells Fargo Bank plus one percent (1%) per year (the "Earnings Rate"), plus (d) in the event the Participants choose an investment option that Capstone may offer from time to time, in lieu of the Earnings Rate, hypothetical gains or losses attributable to the deemed investment of such investment option which are credited to the Participants' Accounts. Currently, no investment options are offered under the Plan.

        Each Participant is immediately vested in the Deferral Account (and income and gain attributable thereto). A Participant becomes vested in the Employer Contribution Account (and income and gain attributable thereto) upon completing three (3) Years of Vesting Service, subject to earlier vesting in certain circumstances.

        The amounts payable to the Participants under the Plan are distributed in accordance with the distribution provisions of the Plan. Generally, such distributions are made upon termination of employment, death, disability, a Change in Control or an Unforeseeable Emergency. A Participant must execute an Agreement Against Unfair Competition prior to distribution of any amounts in the Employer Contribution Account.

        Capstone reserves the right to amend the Plan, provided that such amendment does not result in any reduction of amounts in the Participants' Accounts, as of the date of such amendment. Capstone also reserves the right to terminate the Plan, provided that Capstone makes a single lump sum distribution of the amounts in the Participants' Accounts within fifteen (15) days of the Plan's termination date.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law (the "DGCL") generally allows Capstone to indemnify directors and officers for all expenses, judgments, fines and amounts in settlement actually paid and reasonably incurred in connection with any proceedings so long as such party acted in good faith and in a manner reasonably believed to be in or not opposed to Capstone's best interests and, with respect to any criminal proceedings, if such party had no reasonable cause to believe his or her conduct to be unlawful. Indemnification may only be made by Capstone if the applicable standard of conduct set forth in
Section 145 has been met by the indemnified party upon a determination made (i) by the Board of Directors by a majority vote of the directors who are not parties to such proceedings, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

        Capstone has adopted provisions in its Second Amended and Restated Certificate of Incorporation (the "Certificate"), which require Capstone, to the fullest extent permitted by the

DGCL, to indemnify all directors and officers of Capstone, and such other persons as may be required by statute or by Capstone's bylaws (the "Bylaws"), against any liability and to advance indemnification expenses on behalf of all directors and officers of Capstone. The Certificate further requires Capstone to eliminate, to the fullest extent permitted by the DGCL, the liability for monetary damages of directors of Capstone for actions or inactions taken by them as directors. If the DGCL is later amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the Certificate provides that the liability of a director to Capstone shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time.

        The Certificate also empowers Capstone, to the fullest extent permitted by the DGCL, to purchase and maintain insurance on behalf of any director or officer, or such other person as may be permitted by statute or the Bylaws, against any liability which may be asserted against any director, officer or such other person.

        In addition, the Bylaws require that Capstone indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of Capstone, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is a director or officer of Capstone, and at the discretion of the board of directors may indemnify any person (or the estate of any person) who is such a party or threatened to be made such a party by reason of the fact that such person is or was an employee or agent of Capstone or is or was serving at Capstone's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Capstone may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him and may enter into contracts providing for the indemnification of such person to the full extent permitted by law. To the full extent permitted by law, the indemnification provided under the Bylaws shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by Capstone in advance of the final disposition of such action, suit or proceeding. The indemnification provided under the Bylaws shall not be deemed to limit Capstone's right to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from Capstone may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        Capstone has entered into indemnity agreements (the "Indemnity Agreements") with each director of Capstone, including directors who are also officers and employees of Capstone, and certain senior officers of Capstone. The Indemnity Agreements provide that Capstone will pay any expenses which an indemnitee is or becomes legally obligated to pay in connection with any proceeding, including any threatened, pending or completed claim, action, suit or proceeding, whether brought by or in the right of Capstone or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that the indemnitee is or was, or has agreed to become, a director or officer of Capstone, by reason of any actual or alleged error or misstatement or misleading statement made or suffered by the indemnitee, by reason of any action taken by him or of any inaction on his part while acting as such director or officer, or by reason of the fact that he was serving at the request of Capstone as a director, trustee, officer, employee or agent of Capstone or another corporation, partnership, joint venture, trust or other enterprise; provided, that in each such case the indemnitee acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Capstone, and, in the case of a criminal proceeding, in addition had no reasonable cause to believe that his conduct was unlawful.

        The payments to be made under the Indemnity Agreements include, but are not limited to, damages, judgments, fines, penalties, settlements and costs, attorneys' fees and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under the Indemnity Agreement, except Capstone is not liable to make any payment under the Indemnity Agreements in connection with any claim made against an indemnitee (a) to the extent that payment is actually made to the indemnitee under a valid, enforceable and collectible insurance policy, (b) to the extent that the indemnitee is indemnified and actually paid otherwise than pursuant to the Indemnity Agreement, (c) in connection with a judicial action by or in the right of Capstone, in respect of any claim, issue or matter as to which the indemnitee shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Capstone unless and only to the extent that any court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the indemnitee is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper, (d) if it is proved by final judgment in a court of law or other final adjudication to have been based upon or attributable to the indemnitee's in fact having gained any personal profit or advantage to which he was not legally entitled, (e) for a disgorgement of profits made from the purchase and sale by the indemnitee of securities pursuant to Section 16(b) of the Exchange Act and amendments thereto or similar provisions of any state statutory law or common law, (f) brought about or contributed to by the dishonesty of the indemnitee seeking payment pursuant to the Indemnity Agreement; however, notwithstanding the foregoing, the indemnitee shall be protected under the Indemnity Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to the indemnitee shall establish that he committed (i) acts of active and deliberate dishonesty,
(ii) with actual dishonest purpose and intent, (iii) which acts were material to the cause of action so adjudicated, or (g) for any judgment, fine or penalty which Capstone is prohibited by applicable law from paying as indemnity or for any other reason.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

        + 4.1    Deferred Compensation Plan of Capstone Turbine
                 Corporation.

        + 5.1    Opinion of Latham & Watkins.

        + 23.1   Consent of Deloitte & Touche LLP.

        + 23.2   Consent of Latham & Watkins (included in Exhibit 5.1).

        + 24.1   Power of Attorney with respect to Capstone (see page S-1).

----------
+       Filed herewith.

ITEM 9. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to

Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on July 31, 2001.

                                 CAPSTONE TURBINE CORPORATION


                                 By:  /s/  AKE ALMGREN
                                    --------------------------------------------
                                    Name:  Dr. Ake Almgren
                                    Title: President and Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Dr. Ake Almgren and Jeffrey Watts their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments to this Registration Statement to which this power of attorney is attached, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as they might and could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

           Signature                               Title                           Date
           ---------                               -----                           ----
    /s/ AKE ALMGREN               President, Chief Executive Officer and       July 27, 2001
-------------------------------   Director
        Dr. Ake Almgren           (Principal Executive Officer)

     /s/ JEFFREY WATTS            Secretary and Chief Financial Officer        July 27, 2001
-------------------------------   (Principal Financial Officer and
         Jeffrey Watts            Principal Accounting Officer)

      /s/ RICHARD AUBE            Director                                     July 27, 2001
-------------------------------
          Richard Aube




      /s/ JOHN JAGGERS            Director                                     July 27, 2001
-------------------------------
          John Jaggers

   /s/ JEAN-RENE MARCOUX          Director                                     July 27, 2001
-------------------------------
       Jean-Rene Marcoux

    /s/ JOHN G. MCDONALD          Director                                     July 27, 2001
-------------------------------
        John G. McDonald

   /s/ BENJAMIN M. ROSEN          Director                                     July 27, 2001
-------------------------------
       Benjamin M. Rosen

       /s/ ERIC YOUNG             Director                                     July 27, 2001
-------------------------------
           Eric Young

                                INDEX TO EXHIBITS

  SEQUENTIALLY NUMBERED
         EXHIBIT                           DESCRIPTION
  ---------------------                    -----------

                   +4.1    Deferred Compensation Plan of Capstone Turbine
                           Corporation.


                   +5.1    Opinion of Latham & Watkins.

                  +23.1    Consent of Deloitte & Touche LLP.

                  +23.2    Consent of Latham & Watkins (included in Exhibit 5.1).

                  +24.1    Power of Attorney with respect to Capstone (see page
                           S-1).


----------
+ Filed herewith.